CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements and Experts" in the Prospectus/Information Statement and to the use of our reports dated June 25, 2010 with respect to Dreyfus Institutional Cash Advantage Fund and Dreyfus Institutional Cash Advantage Plus Fund, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Institutional Cash Advantage Funds.

/s/ ERNST & YOUNG LLP

New York, New York
February 25, 2011